Exhibit 99.1

Isoray Announces Record Third Quarter Fiscal 2022 Financial Results

Revenue Increased 12% Year-Over-Year
Record Non-Prostate Brachytherapy Revenue Increased 28% Year-Over-Year

RICHLAND, Wash., May 10, 2022 (GLOBE NEWSWIRE) -- Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy, today announced its financial results for the third quarter of fiscal 2022 ended March 31, 2022.

Revenue for the third quarter of fiscal 2022 grew 12% to $2.91 million versus $2.60 million in the prior year comparable period. The Company’s core prostate brachytherapy revenue increased 8% versus the third quarter of fiscal 2021. Prostate brachytherapy represented 75% of total revenue for the third quarter of fiscal 2022 compared to 78% in the prior year comparable period. Non-prostate brachytherapy revenue increased 28% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain cancer, including sales of GammaTile® Therapy.

Gross profit as a percentage of revenues was 49.5% for the three months ended March 31, 2022 versus 52.4% in the prior year comparable period. The decline in gross margin was the result of increased total cost of product sales due primarily to increased isotope costs due to ordering additional supply and payroll and benefits due to an increase in headcount. Third quarter gross profit increased 5.8% to $1.44 million versus $1.36 million in the third quarter of fiscal 2021.

Isoray CEO Lori Woods said, “We are very pleased by the record sales we achieved this quarter which reflects the continued rebound in our core prostate market as well as unprecedented revenue in our brachytherapy treatments for other cancers. We look forward to capitalizing on this growth to advance our market goals as the impact from the effects of the pandemic continue to diminish.”

Total operating expenses increased 32% in the third quarter to $2.82 million from $2.13 million in the prior year period. Total research and development expenses increased 52% versus the prior year comparable period. The increase in research and development expenses was primarily the result of increased payroll and benefits expense due to greater headcount versus the prior year comparable period and an increase in consulting expenses relating to market research.

Sales and marketing expenses increased 18% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increases in travel and tradeshow costs and increased payroll and benefits expense due to merit increases, new hires, and increased incentive compensation, versus the prior year comparable period. General and administrative expenses increased 34% versus the prior year comparable period. The increases in general and administrative expenses were primarily the result of increased payroll and benefits expense due to annual merit increases and greater headcount, employment hiring expenses, IT consulting expenses, D&O insurance premiums, public company expenses, audit and legal expenses, severance, and travel expenses versus the prior year comparable period.

The net loss for the three months ended March 31, 2022 was $1.35 million or ($0.01) per basic and diluted share versus a net loss of $0.75 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.0 million for the three months ended March 31, 2022 versus 122.6 million in the comparable prior year period.

For the first nine months of fiscal 2022 ended March 31, 2022, revenue increased 13% to $8.29 million versus $7.34 million in the prior year comparable period. Prostate brachytherapy represented 76% of total revenue for the first nine months of fiscal 2022 compared to 79% for the first nine months of fiscal 2021. Total operating expenses for the first nine months of fiscal 2022 increased 46% to $8.98 million, versus $6.13 million in the prior year comparable period. The net loss for the first nine months of fiscal 2022 was $5.19 million, or ($0.04) per basic and diluted share, compared to a net loss of $2.33 million, or ($0.03) per basic and diluted share, in the prior year comparable period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 142.0 million for the nine months ended March 31, 2022, versus 91.3 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the third quarter of fiscal 2022 totaled $58.9 million and the company had no long-term debt. Stockholders’ equity at the end of the third quarter of fiscal 2022 totaled $63.2 million.

Conference Call Details

The Company will hold an earnings conference call today, May 10, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (888) 506-0062. For callers outside the U.S., please dial (973) 528-0011.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/45391. The webcast will be available until August 10, 2022 following the conference call.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement
Statements in this news release about Isoray’s future expectations, including: the anticipated continued growth in revenues in fiscal year 2022, timing of recovery in our brachytherapy procedures, suppliers, scheduling of procedures, and employees, whether the COVID-19 pandemic continues to abate, advantages of our products including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether research and development we conduct will result in viable revenue opportunities, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the inability to staff personnel of hospitals to perform our procedure and cancellations of patient surgeries as a result of the COVID-19 pandemic, the impact of the military situation in Ukraine on our ability to obtain supplies of Cesium-131 from Russia and the ability to make wire transfers to obtain supplies with the Russian banking system, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries Consolidated Balance Sheets (Unaudited) (In thousands, except shares)

	March 31,	June 30,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$58,904	$63,828
Accounts receivable, net	2,140	2,013
Inventory	1,163	980
Prepaid expenses and other current assets	551	481

Total current assets	62,758	67,302

Property and equipment, net	1,935	1,958
Right of use asset, net	577	768
Restricted cash	182	182
Inventory, non-current	562	76
Other assets, net	99	130

Total assets	$66,113	$70,416

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$769	$730
Lease liability	264	252
Accrued protocol expense	125	98
Accrued radioactive waste disposal	94	100
Accrued payroll and related taxes	448	362
Accrued vacation	256	259

Total current liabilities	1,956	1,801
Non-current liabilities:
Lease liability, non-current	324	524
Accrued payroll and related taxes, non-current	-	77
Asset retirement obligation	632	608

Total liabilities	2,912	3,010
Commitments and contingencies

Stockholders' equity:
Common stock, $.001 par value; 200,000,000 shares authorized; 142,040,266 and 141,915,266 shares issued and outstanding	142	142
Additional paid-in capital	159,578	158,589
Accumulated deficit	(96,519)	(91,325)

Total stockholders' equity	63,201	67,406

Total liabilities and stockholders' equity	$66,113	$70,416

Isoray, Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2022	2021	2022	2021

Sales, net	$2,910	$2,600	$8,290	$7,343
Cost of sales	1,469	1,238	4,600	3,568
Gross profit	1,441	1,362	3,690	3,775

Operating expenses:
Research and development	549	362	1,786	959
Sales and marketing	687	581	2,150	1,781
General and administrative	1,581	1,183	5,039	3,379
Loss on equipment disposal	-	2	-	9
Total operating expenses	2,817	2,128	8,975	6,128

Operating loss	(1,376)	(766)	(5,285)	(2,353)

Non-operating income:
Interest income, net	29	21	91	27
Non-operating income	29	21	91	27

Net loss	(1,347)	(745)	(5,194)	(2,326)
Preferred stock dividends	-	-	-	(3)

Net loss applicable to common shareholders	$(1,347)	$(745)	$(5,194)	$(2,329)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	142,040	122,566	141,970	91,277